Exhibit 99.1

TPI Composites Updates Full Year Guidance for 2019 and Provides

Preliminary Estimated Results for Q1 of 2019

Scottsdale, Arizona – May 1, 2019 – TPI Composites, Inc. (NASDAQ: TPIC) today updated its full year financial guidance for 2019 and provided preliminary results for the first quarter of 2019. TPI will discuss its results for the first quarter of 2019 on its May 8, 2019 earnings call.

The revised full year 2019 estimated net sales and Adjusted EBITDA guidance is driven by:

•	Asset impairments and revenue recognition associated with Senvion’s entry into insolvency self-administration proceedings

•	The plant strike in Matamoros, Mexico and resultant production delays and the projected liquidated damages that we expect to pay under one of our customer contracts

•	Restructuring charges related to the consolidation of certain operations

On April 9, 2019, Senvion filed a petition with the local court in Hamburg, Germany to start “preliminary self-administration proceedings” under German insolvency legislation after talks with its lenders failed. On April 17, 2019, Senvion announced that it had secured a €100 million loan to enable it to continue its self-administration process. Notwithstanding the ongoing discussions with Senvion as well as the potential opportunity to sell some or all of the blades that we have produced for Senvion directly to the wind farm owners pursuant to their step-in rights, TPI determined certain assets were impaired and adjusted the revenue recognized by the amount not probable of collection at this time, which will adversely impact Adjusted EBITDA by approximately $11 million and full year Adjusted EBITDA will be impacted by approximately $16 million. Senvion currently represents approximately 4% of our total blade production capacity globally.

TPI also discussed during its fourth quarter 2018 earnings call that many of its unionized workers in Matamoros, Mexico went on strike in mid-February 2019. Although TPI ultimately resolved the matter, this disruption, along with the loss of nearly 50% of the workforce because of actions taken during the strike, and a slower than planned start up in 2018, had a significant impact on production during the first quarter. The pace of hiring new associates was slower than anticipated after the strike but has recently accelerated to be in line with expectations. Nevertheless, a material amount of production was lost during the first quarter and will likely carry on into the second and third quarters as the new associates are trained and additional lines are ramping up. Given the heavy demand for blades in the U.S. market in 2019, TPI’s liquidated damages provisions with its customers are quite stringent. As a result, in addition to the impact of the lost production, TPI will be taking a charge to reduce the total consideration expected to be received under a customer contract for the liquidated damages incurred in the first quarter. TPI believes these production delays will also impact the second and third quarters’ volumes and may result in significant liquidated damages charges during the balance of 2019. These additional projected charges have been included in our revised guidance for 2019. All in, the estimated impact of the lost volume, liquidated damages and compensation costs related to the settlement of the strike is expected to be approximately $25 million for the full year.

TPI also announced plans to take a restructuring charge in the second quarter of approximately $12 million related to the consolidation of certain of its manufacturing facilities. TPI expects that these consolidations will enable it to more effectively and efficiently support its customers globally while reducing its costs on an annual basis by approximately $11 million.

Furthermore, several of the upside opportunities we mentioned in the fourth quarter 2018 earnings call related to additional volumes from certain locations, will not materialize this year primarily due to constraints on availability of certain key raw materials driven by significant year over year demand growth in the wind industry globally.

Based primarily on the above, TPI expects to report for the first quarter and revised full year guidance as follows:

	Q1 2019	Full Year 2019
Net Sales	~ $300M	$1.45B to $1.5B
Net Loss	~ ($12.1M)	($1.0M) to ($3.0M)
Loss Per Share	~ ($0.35)	($0.03) to ($0.09)
EBITDA	~ ($4.1M)	$62M to $66.5M
Adjusted EBITDA	~ $2.9M	$80M to $85M

The Company reaffirms its targets for 2020 of Adjusted EBITDA between $170 million and $190 million on revenue of $1.7 billion to $1.9 billion.

“Q1 was an extraordinary and disappointing quarter due to a couple of specific events,” said Steve Lockard, President and CEO of TPI. “However, we remain confident and committed to our overall business model, strategy and our plan to double the company’s revenue over a three-year period. The fundamentals of our business remain strong, wind markets around the globe continue to grow at an attractive pace and our customers and potential customers are demanding increasing quantities of blades to serve a very strong U.S. market as well as the many fast-growing emerging markets. Along with our customers, we continue to invest heavily in 2019 into new line start-ups and existing lines transitions. Our mature operations are performing at or above our expectations which gives us confidence in our ability to navigate these challenging times and return to the profit levels we expect,” Lockard added.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, Turkey and India.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: our updated guidance for 2019 and our preliminary estimated results for the quarter ended March 31, 2019, our planned restructuring and consolidation of certain of our facilities, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Preliminary Estimated Results

The preliminary estimated financial results set forth are unaudited and should be considered preliminary and subject to change. We have provided an estimate for the preliminary results described above as our final results remain subject to the completion of our closing procedures, final adjustments, developments that may arise between now and the time the financial results are finalized, and management’s and the audit committee’s final reviews. Accordingly, you should not place undue reliance on this preliminary data, which may differ materially from our final results. These preliminary estimates should not be viewed as a substitute for our full unaudited condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). In addition, they are not necessarily indicative of the results to be achieved in any future period. These estimates have been prepared by and are the responsibility of management. Our independent registered public accounting firm has not audited, compiled, performed any procedures on or reviewed the preliminary financial data, and accordingly does not express an opinion or any other form of assurance with respect to the preliminary financial data.

Non-GAAP Definitions

This press release includes unaudited non-GAAP financial measures, including EBITDA and adjusted EBITDA. We define EBITDA as net income plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus share-based compensation expense plus or minus any gains or losses from foreign currency transactions, plus or minus any gains or losses from the sale of assets. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations

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A reconciliation of the low end and high-end ranges of projected net loss to projected EBITDA and projected adjusted EBITDA for the first quarter and revised full year guidance as follows:

	Year to Date March 31, 2019 Adjusted EBITDA Range		Full Year 2019 Adjusted EBITDA Guidance Range (1)
($ in thousands)	Low End	High End	Low End	High End
Projected net loss	$(12,200)	$(12,100)	$(3,000)	$(1,000)
Adjustments:
Projected depreciation and amortization	10,700	10,700	41,000	42,000
Projected interest expense (net of interest income)	1,900	2,000	9,000	9,000
Projected income tax provision (benefit)	(4,700)	(4,600)	15,000	16,500

Projected EBITDA	(4,300)	(4,000)	62,000	66,500
Projected share-based compensation expense	900	1,000	7,500	7,500
Projected realized loss on foreign currency remeasurement	3,800	3,900	3,500	4,000
Projected loss on sale of assets	2,200	2,300	7,000	7,000

Projected Adjusted EBITDA	$2,600	$3,200	$80,000	$85,000

(1)	All figures presented are projected estimates for the full year ending December 31, 2019.